EXHIBIT (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to the Registration Statement (1933 Act File No. 333-32268) of Eaton Vance Prime Rate Reserves (the “Fund”) on Form N-2 of our reports dated January 19, 2006 for the Fund and Senior Debt Portfolio for the year ended November 30, 2005 included in the Annual Report to Shareholders of the Fund.

We also consent to the reference to our Firm under the headings “Financial Highlights” in the Prospectus and “Investment Advisory and Other Services” in the Statement of Additional Information, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

March 28, 2006
Boston, Massachusetts